Exhibit 99.1

Aptera Motors Corp. to Host Online Roadshow Presentation Ahead of Nasdaq Listing

Carlsbad, CA — October 14, 2025 — Aptera Motors Corp. (“Aptera”), a solar mobility company pioneering ultra-efficient transportation, today announced that it will host an online roadshow presentation on October 15, 2025 in advance of its planned listing on the Nasdaq Capital Market.

The presentation will be broadcast live on the Aptera YouTube channel and will also be accessible through a link on the company’s website at aptera.us.

The event will provide an overview of Aptera’s business, mission, and strategy as it prepares for its Class B common stock to begin trading on the Nasdaq Capital Market under the ticker symbol “SEV” on October 16, 2025.

Event Details

What: Aptera Motors Online Roadshow Presentation

When: October 15, 2025, at 5:00 p.m. ET

Where: ApteraMotors YouTube Channel (https://www.youtube.com/ApteraMotors)

Viewers are encouraged to submit questions in advance at aptera.us/roadshow-questions before the start of the presentation.

About Aptera Motors Corp.

Aptera Motors Corp. is a solar mobility company driven by a mission to advance the future of efficient transportation. Its flagship vehicle is a paradigm-shifting solar electric vehicle that leverages breakthroughs in aerodynamics, material science, and solar technology to pursue new levels of efficiency. As a public benefit corporation, Aptera is committed to building a sustainable business that positively impacts its stakeholders and the environment. Aptera is headquartered in Carlsbad, California. For more information, please visit www.aptera.us.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, Aptera’s expected listing of its Class B common stock with the Nasdaq Capital Market. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Aptera’s control. Aptera’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Aptera’s Registration Statement on Form S-1 filed with the SEC on August 27, 2025, as well as other documents that may be filed by Aptera from time to time with the SEC. The forward-looking statements included in this press release represent Aptera’s views as of the date of this press release. Aptera anticipates that subsequent events and developments will cause its views to change. Aptera undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Aptera’s views as of any date subsequent to the date of this press release.

Media Contact

media@aptera.us

Investor Relations

Aptera Motors Corp.

ir@aptera.us

Amato and Partners, LLC (Investor Relations Counsel)

admin@amatoandpartners.com